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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Playtex Products, Inc..

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April 13, 2006

DEAR FELLOW SHAREHOLDER:

You are cordially invited to the Playtex Products, Inc. Annual Meeting of Shareholders to be held on Tuesday, May 16, 2006, at 9:30 a.m. at our headquarters at 300 Nyala Farms Road, Westport, Connecticut.

At the Annual Meeting, you will be asked to elect our Board of Directors and to ratify the selection of our independent registered public accounting firm, each of which is fully described in the accompanying Notice of Annual Meeting and proxy statement. Your Board of Directors recommends a vote “FOR” both of these proposals.

Whether or not you plan to attend in person, it is important that your stock be represented at the meeting regardless of the number of shares you hold. After reading the enclosed Notice and proxy statement, please sign, date and mail the proxy card or voting instructions in the envelope provided. If you wish to vote in accordance with our Board’s recommendations, all you need do is sign, date and mail the card. If you plan to attend the meeting and wish to vote in person, you may revoke your proxy at that time.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Neil P. DeFeo
Chairman, President and Chief Executive Officer

PLAYTEX PRODUCTS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2006

The Annual Meeting of Shareholders of Playtex Products, Inc. will be held at our headquarters at 300 Nyala Farms Road, Westport, Connecticut, on Tuesday, May 16, 2006, at 9:30 a.m. for the following purposes:

To elect nine directors for a term of one year;

To ratify the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2006; and

To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of our common stock at the close of business on March 24, 2006, the record date, are entitled to vote on the matters listed in this Notice of Annual Meeting.

All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors

Paul E. Yestrumskas
Vice President, General Counsel and Secretary

Westport, CT 06880
April 13, 2006

We urge you to date, sign and return the enclosed proxy promptly whether or not you plan to attend the annual meeting. You may also vote by telephone or via the Internet in accordance with the instructions found on your proxy card. If you attend the meeting, you may still vote your shares in person, if you wish.

TABLE OF CONTENTS

SOLICITATION AND VOTING	1

Voting Rights	1
Quorum; Required Vote; Voting Procedures	1

PROPOSAL 1 — ELECTION OF DIRECTORS	2

Information Regarding Nominees	2

CORPORATE GOVERNANCE	4

Director Independence	4
Board Meetings, Committees and Attendance	4
Directors’ Compensation	5
Certain Transactions	5
Communications Between Shareholders and the Board of Directors	6
Code Of Business Conduct And Ethics	6
Share Ownership of Directors and Executive Officers	6
Share Ownership of Principal Beneficial Owners	7
Section 16(a) Beneficial Ownership Reporting Compliance	7

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	8

Compensation Philosophy	8
Direct Compensation Components	8
Indirect Compensation Components	10
CEO Compensation	11
Deductible Compensation of Officers	11

EXECUTIVE COMPENSATION	13

Summary Compensation Table	13
Stock Options	14
Stock Performance Graph	16
Certain Executive Arrangements	17
Compensation Committee Interlocks and Insider Participation	19

AUDIT COMMITTEE REPORT	20

Fees of Independent Registered Public Accounting Firm	21
Pre-Approval of Audit and Non-Audit Services	21

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21

OTHER MATTERS	22

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2007 ANNUAL MEETING	22

i

PLAYTEX PRODUCTS, INC.

PROXY STATEMENT

SOLICITATION AND VOTING

This proxy statement is being furnished to all shareholders of Playtex Products, Inc. (the “Company”) in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting. The Annual Meeting will be held at our headquarters at 300 Nyala Farms Road, Westport, Connecticut, on Tuesday, May 16, 2006, at 9:30 a.m. This proxy statement and the accompanying proxy card are being mailed beginning on or about April 13, 2006 to our shareholders entitled to vote at the Annual Meeting. The Playtex 2005 Annual Report, which includes our financial statements, is being sent with this proxy statement.

All of our shareholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, it is important that you complete the enclosed proxy card and sign, date and return it as promptly as possible in the enclosed envelope. You have the right to revoke your proxy at any time prior to its use by filing a written notice of revocation with the Secretary of the Company prior to the convening of the Annual Meeting or by presenting another proxy card with a later date. If you attend the Annual Meeting and desire to vote in person, you may request that your previously submitted proxy card not be used. Attendance at the Annual Meeting will not by itself be a revocation of your proxy.

We will pay the cost of soliciting proxies and the cost of the Annual Meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by our directors, officers or employees, none of whom will be specially compensated for such activities. We also intend to request that brokers, banks and other nominees solicit proxies from their customers and will pay certain expenses incurred by them for such activities.

Voting Rights

As of March 24, 2006, the record date for the determination of shareholders entitled to vote at the Annual Meeting, there were 63,580,622 shares of Common Stock, par value $0.01 per share (the “Common Stock”) outstanding, of which 62,813,905 shares were eligible to vote. Each eligible share of our Common Stock is entitled to one vote on each matter that is voted on at the Annual Meeting.

Quorum; Required Vote; Voting Procedures

A majority of the outstanding shares of our Common Stock must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present. Pursuant to applicable Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e. shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular item) will be counted as shares that are present and entitled to vote for purposes of determining a quorum. Election of directors requires the approval of a plurality of the shares of our Common Stock present in person or by proxy at the Annual Meeting and entitled to vote. Ratification of the selection of our independent registered public accounting firm requires the approval of a majority of the shares of our Common Stock present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes as to the election of directors will not affect the election results. Abstentions and broker non-votes as to the ratification of the selection of our independent registered public accounting firm will have the same effect as votes against such ratification.

Unless you specify otherwise on the proxy card, all of your shares of Common Stock represented by valid proxies will be voted FOR each of the items listed on the proxy card and described below, and will be voted in the discretion of the proxies in respect of such other business, if any, as may properly be brought before the Annual Meeting. As of March 24, 2006, we know of no other business that will be presented for consideration at the Annual Meeting other than the items listed on the proxy card and described below. If you give specific voting instructions by marking the boxes on the proxy card, your shares of Common Stock will be voted in accordance with those instructions.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently has eleven members. Two current directors Robert B. Haas and Todd D. Robichaux are not seeking re-election and therefore, following the Annual Meeting, the size of our Board will be nine members.

Each of the nine nominees set forth below is currently a director of the Company. Each nominee has agreed to serve as a director, if elected, and we believe that each nominee will be available to serve. Directors are elected annually by our shareholders and hold office until their successor(s) are elected and qualified or until death, resignation or removal, and directors may be appointed by the Board to fill vacancies. If any nominee is unavailable to serve as a director, your shares may be voted for the election of a substitute nominee as may be proposed by our Nominating and Corporate Governance Committee of our Board of Directors.

Assuming the presence of a quorum, the election of directors requires the favorable vote of a plurality of the shares of our Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Under applicable Delaware law, abstentions and broker non-votes as to the election of directors will be counted as present for determining a quorum, but will not affect the election of candidates.

If you wish to withhold authority to vote for any nominee, you can do so by following the directions set forth on the form of proxy solicited by our Board of Directors or on the ballot distributed at the Annual Meeting if you wish to vote in person.

Information Regarding Nominees

The names and ages of our nominees, their principal occupations or employment and other data regarding them as of March 24, 2006, are set forth below.

Neil P. DeFeo, age 59, has been President, Chief Executive Officer and a director of the Company since 2004 and has been our Chairman since March 2006. Prior to joining the Company, Mr. DeFeo served as President and Chief Executive Officer of Remington Products Company, L.L.C. (“Remington”) and as Chairman of the Board of Remington from 2001 to September 30, 2003, serving as President & Chief Executive Officer from January 1997. From 1993 to 1996, Mr. DeFeo served as Group Vice President of U.S. Operations for the Clorox Company and from 1968 to 1993 he held positions of increasing responsibility at the Procter & Gamble Company. He currently serves as a director for American Woodmark Corporation, and certain private companies.

Herbert M. Baum, age 69, has been Lead Director since March 2006 and a director of the Company since January 2005. Mr. Baum served as Executive Chairman of Action Performance Companies, Inc., a designer and distributor of licensed motorsports merchandise, from August 2005 to December 2005. Prior to joining Action Performance Companies, Inc., Mr. Baum was the Chairman, President and Chief Executive Officer of The Dial Corporation, now a division of Henkel KgaA from 2000 to May 2005. Prior to joining Dial in August 2000, Mr. Baum was President and Chief Operating Officer of Hasbro, Inc. and Chairman and Chief Executive Officer of Quaker State Corporation. Earlier, Mr. Baum spent 15 years at Campbell Soup Company where he held many positions including President of Campbell Soup Company North and South America. Mr. Baum is also a director of PepsiAmericas, Meredith Corporation, and U.S. Airways.

Michael R. Eisenson, age 50, has been a director of the Company since March 1997. Mr. Eisenson is a Managing Director and the Chief Executive Officer of Charlesbank Capital Partners, LLC (“Charlesbank”), an investment firm, which is the successor to Harvard Private Capital Group, Inc. He was the Managing Director of Harvard Private Capital Group from 1986 to 1998, and a Manager with the Boston Consulting Group from 1981 to 1985. He serves on the Board of Directors of Catlin, Inc., Xenogen, Inc., and United Auto Group, Inc., as well as those of several private companies.

Ronald B. Gordon, age 62, has been a director of the Company since March 2005. Mr. Gordon served as President and Chief Operating Officer of Nice-Pak Products, Inc., a manufacturer of disposable wipes, from 2002 through 2004, and was Chief Executive Officer of Beiersdorf North America, a cosmetics and consumer products company, from 1997 through 2001. Mr. Gordon was employed in various senior positions by Playtex Family Products Corporation, the predecessor to the Company, from 1983 through 1989, and as Executive Vice President in the last two years of that period. He sits on the Board of Directors of the Oil-Dri Corporation of America, Prestige Brands Holdings, Inc. and LaDove Inc. He is also a former director of the Cosmetic, Toiletry & Fragrance Association.

R. Jeffrey Harris, age 51, has been a director of the Company since August 2001. Mr. Harris served as Of Counsel to Apogent Technologies, Inc. (“Apogent”), a diversified manufacturer of value-added laboratory and life science products for worldwide clinical, research and industrial markets from December 2000 through 2003. Prior to becoming Of Counsel, Mr. Harris served as Vice President, General Counsel and Secretary of Apogent (formerly known as Sybron International Corporation), since 1988. He currently serves as a director for Sybron Dental Specialties, Inc. and AMN Healthcare Services, Inc. (“AMN”).

C. Ann Merrifield, age 54, has been a director of the Company since May 1997. Ms. Merrifield currently serves as President of Genzyme Biosurgery (a division of Genzyme Corporation). Previously, she was employed by Genzyme Genetics (a unit of Genzyme Corporation), serving as President from 1996 to 2001 and by Bain & Company where she was a Partner from 1987 to 1992.

Susan R. Nowakowski, age 41, has been a director of the Company since August 2001. Ms. Nowakowski currently serves as President, Chief Executive Officer, and as a director for AMN, the nation’s largest publicly traded healthcare staffing company. Ms. Nowakowski has been with AMN since 1990 and previously served as its Chief Operating Officer, and prior to that as its Senior Vice President of Business Development. Prior to joining AMN, Ms. Nowakowski worked as a financial analyst at a subsidiary of Eli Lilly & Co. and as the Finance Manager of BioVest Partners, a venture capital firm.

Douglas D. Wheat, age 55, has been a director of the Company since June 1995 and served as our Chairman from January 2004 to March 2006. Mr. Wheat has been President of Haas Wheat & Partners, L.P. and its predecessor (“Haas Wheat”) since 1992. Haas Wheat is a private investment firm specializing in leveraged acquisitions. He was Co-Chairman of Grauer & Wheat, Inc. (a private investment firm) from 1989 to 1992 and Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation from 1985 to 1989. Mr. Wheat serves as a director of AMN.

Nick White, age 61, has been a director of the Company since July 2005. Mr. White is President and CEO of White & Associates. Prior to joining White & Associates, Mr. White was Executive Vice President of Wal-Mart Stores, Inc. (“Wal-Mart”). In his 28 year career at Wal-Mart, he held positions including General Manager of the Supercenter Division for 11 years. Earlier, Mr. White was the Executive Vice President and General Manager of Sam’s Wholesale Club from 1985 to 1989. Mr. White is also a director of Gold Toe Brands, Inc., Oneida Ltd., and Aearo Corp.

Our Board Of Directors Recommends That You Vote FOR The Election Of Each Nominee.

CORPORATE GOVERNANCE

We have always believed that strong corporate governance practices help build shareholder value and encourage investment in the Company. We have policies and procedures in place that address a variety of corporate governance principles, and regularly monitor developments affecting such practices, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”).

Director Independence

It is the Board’s objective that a majority of the Board should consist of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. The Board has established guidelines to assist it in determining director independence, which conform to the independence requirements in the NYSE listing standards. The Board has determined that all of our non-employee directors are deemed independent.

Our Board of Directors has an Audit Committee, a Compensation and Stock Option Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee. All members of the Audit, Compensation and Nominating and Corporate Governance Committees must be independent directors.

Board Meetings, Committees and Attendance

During 2005, our Board of Directors met or acted by unanimous written consent twelve times. Each of our directors participated in at least 75% of the actions of our Board and the committees of which he or she was a member.

Our Corporate Governance Guidelines provide that our non-management directors will meet periodically in executive session and provide that our Lead Director, currently Mr. Baum, preside at these meetings.

The Corporate Governance Guidelines and the membership and function of each committee is described below and the charter for each committee is available on our website, www.playtexproductsinc.com. This information is also available in printed form to any shareholder who requests it. Each committee periodically reviews its charter in light of new regulatory developments and may make additional recommendations to the Board to reflect evolving best practices. Our Board conducts an annual self-evaluation to determine whether it and its committees are functioning properly.

The current members of the Audit Committee include Ms. Merrifield, Mr. Eisenson, Mr. Gordon and Ms. Nowakowski. Effective April 1, 2006, Ms. Nowakowski took over as Chair from Ms. Merrifield, and following the Annual Meeting, Mr. Eisenson will no longer serve on the Audit Committee. The Audit Committee selects our independent registered public accounting firm, subject to shareholders approval, and meets periodically to discuss, among other issues, the yearly audit including the assessment of internal controls over financial reporting. It also reviews and approves our internal audit plan, the independent registered public accounting firm’s fees and other terms of their engagement with us. Furthermore, it assists the Board in reviewing our financial reporting process and internal controls, and recommends changes when appropriate, as suggested by our internal audit group or independent registered public accounting firm. The members of the Audit Committee are independent, as independence for audit committee members is defined in the NYSE listing standards. The Board has determined that Mr. Eisenson qualifies as an “audit committee financial expert” as defined by SEC rules. The Audit Committee met seven times during fiscal year 2005.

The current members of the Compensation Committee include our Chair Mr. Baum, Mr. Harris, Mr. Robichaux and Mr. White. Following the Annual Meeting Mr. Robichaux will no longer serve on the Compensation Committee. The Compensation Committee reviews new or modified programs concerning executive salaries and other compensation matters relating to our executives officers. Such programs include incentive compensation, such as performance bonuses under the Playtex Products, Inc. Incentive Bonus Plan (the “Incentive Bonus Plan”) and equity grants under the Playtex Products, Inc. Stock Award Plan (the “Stock Award Plan”), and under the Playtex 2003 Stock Option Plan for Directors and Executives and Key

Employees of Playtex Products, Inc. (the “2003 Stock Option Plan”). The Compensation Committee met or acted by unanimous written consent nine times during fiscal year 2005.

The members of the Nominating and Corporate Governance Committee include our Chair Mr. Harris, Ms. Nowakowski and Mr. Robichaux. Following the Annual Meeting Mr. Robichaux will no longer serve, and Mr. Wheat will join the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees the evaluation of the Board and executive management. The Nominating and Corporate Governance Committee will consider recommendations from shareholders of the Company for the Board. The procedures to be followed in connection with director recommendations are set forth in “Shareholder Proposals and Nominations for 2007 Annual Meeting.” The Nominating and Corporate Governance Committee evaluates Board candidates for their character and professional ethics, judgment, business acumen, senior management experience, financial experience and expertise, familiarity with national and international issues affecting business, and other relevant criteria, including the diversity of skills and experience of the Board as a whole.

The Nominating and Corporate Governance Committee identifies Board nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service, or if the Nominating and Corporate Governance Committee or the Board decide not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. From time to time, the Nominating and Corporate Governance Committee may engage a third party search firm to identify or evaluate or assist in identifying potential nominees. Our Nominating and Corporate Governance Committee is currently conducting a search for an additional independent director who is expected to be added to the Board at some point after the Annual Meeting. The Nominating and Corporate Governance Committee met five times in fiscal year 2005.

Directors’ Compensation

Members of the Board who are not employees of the Company currently receive an annual retainer of $35,000, plus a fee of $1,000 for each Board meeting attended. Each committee member receives a fee of $1,000 and each committee chair receives an additional $1,500 per meeting. The Audit Committee Chair and the Compensation Committee Chair receive additional annual retainers of $10,000 and $8,000, respectively. Directors who were affiliated with any shareholders owning more than five percent of our Common Stock did not receive any compensation for their services as directors in 2005. Directors who are employees of the Company receive no additional compensation for services on the Board of Directors. All directors are reimbursed for out-of-pocket costs incurred on behalf of the Company.

Each independent director is eligible to receive equity compensation and participate in either the 2003 Stock Option Plan, the Stock Award Plan, or both. Restricted stock awards and options are granted under these plans. Mr. Harris, Mr. Eisenson, Ms. Merrifield, Ms. Nowakowski, and Mr. White received 4,500 shares of restricted stock. Mr. Baum and Mr. Gordon each received 1,720 shares of restricted stock and 9,000 time-based options. Mr. Eisenson is a representative of Charlesbank and any director compensation earned by him is required to be paid directly to Charlesbank. Equity awards for Mr. Eisenson are valued at a fair market equivalent and settled in cash upon vesting. The vesting schedule of Mr. Eisenson’s equity awards is identical to the restricted stock grants awarded to the other directors.

Certain Transactions

On June 6, 1995, following the receipt of shareholder approval at our 1995 Annual Meeting of Shareholders (the “1995 Annual Meeting”), we completed the sale of 20 million shares of our Common Stock at a price of $9.00 per share to partnerships managed by Haas Wheat (the “Haas Wheat Partnerships”), pursuant to a Stock Purchase Agreement, dated as of March 17, 1995 (the “Stock Purchase Agreement”), between the Company and the Haas Wheat Partnerships. At the 1995 Annual Meeting, designees of the Haas Wheat Partnerships were elected by our shareholders as a majority of our Board of Directors. Pursuant to the Stock Purchase Agreement, the Haas Wheat Partnerships agreed that, for up to ten years from June 1995, as long as they owned at least 25% of our outstanding voting securities, unless any of certain events have occurred, they would vote all of their voting securities of the Company for a Board of Directors that consisted at all times of a simple majority of nominees selected by a “Purchaser Nominating Committee” and the remainder of nominees selected by a “Non-Purchaser Nominating Committee”. On June 6, 2005, these provisions relating to the nomination of directors and the make-up of the Board expired, including the requirements that the Company have both a Purchaser Nominating Committee and a Non-Purchaser Nominating Committee, that a simple majority of directors be nominated by the Haas Wheat Partnerships, and that two members of management should serve as Directors.

In December 2005, Haas Wheat dissolved two partnerships which held approximately 17.1 million shares of our Common Stock. These shares were distributed to the individual partners of the funds under the terms of the partnership agreements.

Communications Between Shareholders and the Board of Directors

Shareholders may communicate with the Board by calling (888) 222-4136.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees of the Company. This document is posted on our website, www.playtexproductsinc.com, under the section entitled “Investor Relations — Corporate Governance,” and is available in printed form to any shareholder who requests it.

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding beneficial ownership of our Common Stock as of March 24, 2006 by (i) each director, (ii) each of our executive officers named in the Summary Compensation table below and (iii) all our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned And Nature of Beneficial Ownership(1)	Percent
Neil P. DeFeo	731,565	1.2%
Herbert M. Baum	2,374	*
Perry R. Beadon	83,334	*
James S. Cook	288,325	*
Michael R. Eisenson(2)	4,696,575	7.4%
Ronald B. Gordon	2,374	*
Robert B. Haas	1,193,681	1.9%
R. Jeffrey Harris	21,534	*
Kris J. Kelley	156,669	*
C. Ann Merrifield	36,500	*
Susan R. Nowakowski	20,034	*
Todd D. Robichaux	—	*
Douglas D. Wheat	243,051	*
Nick White	1,500	*
Paul E. Yestrumskas	159,936	*
All current directors, as of March 24, 2006, and executive officers as a group (18 persons)	7,768,856

*	Indicates less than one percent.

(1)	In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or that may become exercisable within 60 days of March 24, 2006 are deemed outstanding.

(2)	Represents shares owned by Charlesbank Equity Fund II, Limited Partnership. Mr. Eisenson is a Managing Director and Chief Executive Officer of Charlesbank Capital Partners, LLC, which is the successor to Harvard Private Capital Group, the investment advisor for Charlesbank Equity Fund II, Limited Partnership. While Mr. Eisenson has shared voting and investment power over the shares, he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Charlesbank Equity Fund II, Limited Partnership and Mr. Eisenson is c/o Charlesbank Capital Partners, LLC, 200 Clarendon Street, 54th Floor, Boston, Massachusetts 02116.

Share Ownership of Principal Beneficial Owners

The following table sets forth information regarding beneficial ownership of our Common Stock as of March 24, 2006 by each shareholder we believe to own beneficially more than five percent of our outstanding Common Stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned And Nature of Beneficial Ownership		Percent
Charlesbank Equity Fund II, Limited Partnership	4,696,575	(1)	7.4%
Goldman Sachs Asset Management, L.P.	3,788,079	(2)	6.0%

(1)	Charlesbank Capital Partners, LLC is an investment advisor in accordance with Rule 13-1 (a) 1 of the Exchange Act and is considered a “beneficial owner” of an aggregate of 4,696,575 shares of Common Stock. Information contained in a Schedule 13D filed with the SEC, by Charlesbank Equity Fund II, Limited Partnership indicates that such shares were acquired solely for investment purposes. Mr. Eisenson is a Managing Director and Chief Executive Officer of Charlesbank Capital Partners, LLC, which is the successor to Harvard Private Capital Group and the investment advisor for Charlesbank Equity Fund II, Limited Partnership. While Mr. Eisenson has shared voting and investment power over the shares, he disclaims beneficial ownership of such shares. We have not attempted to verify independently any of the information contained in the Schedule 13D. The address of Charlesbank Equity Fund II, Limited Partnership is c/o Charlesbank Capital Partners, LLC, 200 Clarendon Street, 54th Floor, Boston, Massachusetts 02116.

(2)	Goldman Sachs Asset Management, L.P. is an investment advisor registered under the Investment Advisors Act of 1940 and reported ownership of an aggregate of 3,788,079 shares of Common Stock. Information contained in a Schedule 13G filed with the SEC, by Goldman Sachs Asset Management, L.P. indicates that such shares were acquired solely for investment purposes. We have not attempted to verify independently any of the information contained in the Schedule 13G. The address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, 29th Fl., near Front Street, New York, NY 10005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors, executive officers, and persons who own more than 10 percent of a registered class of our equity securities (“Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. These Reporting Persons are required by SEC regulation to provide copies to the Company of all Forms 3, 4 and 5 they file with the Commission and the NYSE.

Based solely on our review of the forms and the written representations we received from certain Reporting Persons, we believe that all of our Reporting Persons complied with the filing requirements applicable to them with respect to transactions in our Common Stock during fiscal year 2005.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has direct responsibility for the compensation of the Company’s executive officers, including those officers’ individual salaries, bonuses and long-term incentive awards (such as stock option and other equity compensation awards).

Compensation Philosophy

The general philosophy underlying the Company’s compensation program is to offer its employees competitive compensation based both on the Company’s performance and on the employee’s individual contribution and performance. The Compensation Committee seeks to create compensation programs that will motivate and reward qualified employees for long-term strategic management to improve shareholder value, support a performance-oriented environment which rewards achievement of Company goals designed to be consistent with the interests of shareholders, and attract and retain employees whose abilities are critical to the long-term success and competitiveness of the Company.

The Compensation Committee’s compensation philosophy is guided by these general principles:

•	To provide compensation competitive with comparable firms in the consumer packaged goods industry and to attract, retain and motivate outstanding employees with strong knowledge of the various operating aspects of our packaged goods business;

•	To make a significant portion of the compensation of each executive officer contingent upon the meeting of quantifiable and controllable Company financial objectives, as articulated in the Playtex Value Measure (“PVM”) goals (see “Annual Cash Bonus Incentives” below); and

•	To design incentives that balance the need to meet or exceed annual operating plans, the need for long-term business and market share growth, and the goal of providing superior shareholder returns.

An independent compensation consultant periodically assists the Compensation Committee with benchmarking, and reviewing and establishing compensation standards.

It is the Compensation Committee’s belief that a significant portion of the compensation of each executive officer should be contingent upon the financial performance of the Company. This objective is met through both the annual cash bonus program and equity incentives as described below. For executive officers more than 50% of target compensation is at risk. The Compensation Committee believes these plans bring the Company’s management compensation structure into alignment with shareholder interests by not only placing a significant portion of both annual and long-term compensation at risk, but also by doing so in a way that creates strong incentives to grow the Company.

Direct Compensation Components

The Company’s executive compensation program includes three direct components: base salary, annual cash bonus incentives and equity incentives. Each of the components is designed to be consistent with the compensation philosophy described above. The following is a discussion of each component.

Base Salary.  Base salary is intended to compensate an individual for the level of responsibility and the complexity of the tasks associated with the individual’s position within the Company, as well as the level of the individual’s performance. In setting base salaries for each senior executive, the Compensation Committee uses its experience and knowledge, the knowledge of the Company’s human resources staff, and the recommendations of the Company’s Chief Executive Officer as well as, from time to time, input from independent compensation consultants. The Compensation Committee considers competitive market data, the relevant impact of each executive’s performance on the future growth and success of the Company, the complexity of the Company’s businesses in which the executive is involved, the overall economic environment, the overall performance of the Company and such other factors as the Compensation Committee deems relevant to the particular executive. The Compensation Committee reviews each senior executive’s base salary on an annual basis. The Compensation Committee will consider changes to an executive’s compensation at other times if a change in the scope of the executive’s responsibilities justifies such consideration.

When conducting its annual reviews of base salaries, the Compensation Committee reviews, together with other information, a compensation analysis prepared from time to time, for it by a national compensation consulting firm. The analyses provide competitive compensation information with respect to a custom group of peer companies, both similar and larger in size than the Company. This group of peer companies is broader than the group of companies included in the peer index reflected in the Company’s performance graph contained elsewhere in this proxy statement.

For 2005, the Compensation Committee increased the weight of performance-based incentives by holding base salaries for senior employees relatively flat and increasing the potential payout (contingent on performance) under the Incentive Bonus Plan.

Annual Cash Bonus Incentives.  The annual cash bonus incentive under the Incentive Bonus Plan is designed to incentivize plan participants to achieve the Company’s financial goals, and reflects the Compensation Committee’s belief that a significant portion of the annual compensation of senior managers should be contingent upon the financial performance of the Company. The Compensation Committee sets incentive compensation targets utilizing PVM. PVM is a form of what is commonly known as Economic Value Added, which, in general, is net operating profit after taxes, less a capital charge. In the case of PVM, the capital charge is applied to average capital employed in the business, which is a function of working capital and property, plant and equipment. Participants generally receive a cash bonus equal to a predetermined percentage of their base salary (a percentage of base salary that increases for higher positions in the Company) times a success factor based upon the Company’s performance against the PVM goal set by the Compensation Committee for the year. No bonus is paid unless the Company achieves at least 90% of the PVM goal at which level the success factor is 50%. The success factor becomes greater, and thus the bonus payout increases, as the Company’s performance exceeds 90% of the PVM goal. For 2005, bonus awards earned under the Incentive Bonus Plan by executive officers ranged from 89% to 188% of their annualized salaries.

In 2005, only certain employees were eligible to participate in the Incentive Bonus Plan. Beginning in 2006, all employees will be eligible for payments under the Incentive Bonus Plan, which aligns all employees with our Company’s objectives.

Equity Incentives.  The Compensation Committee has historically awarded stock options to the Company’s directors, executives and other key employees in order to provide them with incentives to sustain and enhance the Company’s long-term performance and focus their attention on managing the Company from the perspective of an owner with an equity stake in the business. In contrast to the Incentive Bonus Program, which rewards the participants for one year of performance, equity incentives are intended to reward the participants if their management of the Company results in the creation of long-term shareholder value.

The Company currently offers two primary types of equity incentives: stock options and restricted stock. All of the Company’s equity awards have a service or time-based component in order for the award to vest. Starting in late 2004, a portion of the equity incentives that were granted had, in addition to service requirements, performance criteria that must be achieved in order for the grants to vest. The annual performance criteria for stock option grants are based either on market condition (i.e., stock price) or PVM achievement. The performance criteria for restricted stock are based on PVM achievement.

The Company has two stock-based compensation plans, which are described below.

The 2003 Stock Option Plan

The 2003 Stock Option Plan permits the grant of non-qualified stock options and incentive stock options to directors and employees. Under this plan, on December 31, 2005 we had 8,662,109 options authorized, 5,849,048 options outstanding, and 2,813,061 options available to grant.

The options granted under this plan are of two different types, as follows:

(a) Options that vest based on a period of continuous service. These options vest annually, generally over a three-year period. If the service period requirements are not met, any unvested portion of the grant is forfeited.

(b) Options that vest based on performance, with two sub-types, as follows:

(i) Market Condition Performance Options. These options were granted to certain members of senior management and vest on the last day of each of the Company’s 2005, 2006 and 2007 fiscal years (pending review and approval of the performance criteria attainment by the Compensation Committee). These options are contingent upon both continued employment and the Company’s attainment of average closing share price targets (determined by the average closing price in the fourth quarter of the applicable vesting year). The share price targets for 2005, 2006, and 2007 are $9.50, $12.00, and $14.50, respectively. These performance options include a cumulative roll-over feature. If the target in any one year is not met, the options for that year will not vest unless the target for any subsequent year is met. Any options that are not vested as of the end of fiscal year 2007 will be immediately terminated and canceled. In 2005, the $9.50 price target was achieved and the related options vested upon approval by the Compensation Committee in the first quarter 2006.

(ii) PVM Performance Options. These options were granted to all other employees participating in the equity plan in 2005. These options generally vest annually over three years and become exercisable upon both continued employment and the attainment of annual performance targets, which are identical to the annual targets established under the Incentive Bonus Plan (i.e., PVM). If the Company fails to attain 90% of the annual PVM target, the associated vesting tranche is forfeited. If the Company attains 90% of the annual PVM target, 50% of the associated vesting tranche vests on the applicable vesting date and the remaining 50% is forfeited. If the Company attains 100% or more of the annual PVM target, 100% of the associated vesting tranche vests on the applicable vesting date. For performance attainment levels between 90% and 100% of the PVM target, the associated tranche vesting is calculated using straight-line interpolation. The Compensation Committee must approve the performance criteria attainment in order for any award to vest.

The Stock Award Plan

The Stock Award Plan permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights (“SARS”), restricted stock, restricted stock units and stock bonus and performance compensation awards to employees, directors and consultants. Under this plan, on December 31, 2005, we had 4,000,000 shares authorized, 21,440 restricted shares (issued to directors) and 1,029,468 performance-based restricted stock shares outstanding, all of which were granted in 2005, and 2,949,042 shares remain available to grant.

The restricted shares awarded under this Plan to employees vest based on performance. The performance vesting criteria are the same as that under the PVM performance options described above.

Indirect Compensation Components

Executives, along with all full-time salaried employees, participate in the Playtex Profit Sharing Retirement Plan (the “Retirement Plan”). Provided the Company realizes certain annual financial goals, this plan provides for a contribution by the Company equal to 10% of an employee’s salary and bonus compensation, plus up to an additional 2% to match an employee’s voluntary contribution of up to 4%.

In addition, executives and other senior management may participate in the Playtex Products, Inc. Deferred Benefit Equalization Plan (the “Deferred Plan”). This non-qualified deferred compensation plan provides for an excess profit sharing contribution when an employee’s compensation and bonus exceed the

IRS compensation limit. Participants can receive up to an additional 2% Company match on pre-tax contributions of up to 4% of pay in excess of the annual IRS pre-tax deferral limit ($14,000 for 2005).

Executive officers may be eligible for certain other executive benefits linked to their position level that are consistent with market practices. These benefits such as car allowances and financial planning services are reported as taxable income for each participating executive. The CEO receives some additional benefits, which are described below.

CEO Compensation

Mr. DeFeo, the Company’s Chairman, President and Chief Executive Officer, had an annual base salary of $825,000 for 2005 in accordance with his employment agreement, dated October 2, 2004. The Compensation Committee has created a performance review process for Mr. DeFeo’s salary for 2006 and future years.

Pursuant to the Company’s Incentive Bonus Plan, and Mr. DeFeo’s employment agreement, the Compensation Committee established a financial performance target for 2005. The employment agreement states that if the Company’s performance is less than 90% of target, no bonus is paid; if performance is 90% of target, the bonus is 50% of base salary; if performance is 100% of target, the bonus is 100% of base salary; and if performance is 125% of target, the bonus is 200% of base salary. For performance between 90% and 100% of target, Mr. DeFeo’s bonus is calculated using straight line interpolation. For performance between 100% and 125% of target, the bonus will equal 100% of base salary plus 4% of base salary for each whole percentage point by which actual performance exceeds target. If the Company’s performance exceeds 125% of target, the total bonus is 200% of base salary plus an additional 4% of base salary for each whole percentage point over 125% of target. However, the portion of the bonus that is in excess of 200% of base salary is not earned until the last day of the fiscal year following the fiscal year to which the excess portion relates, and will only be paid if the Company’s performance for the subsequent fiscal year is at least 90% of the performance for the fiscal year for which the excess bonus was calculated. The bonus for any fiscal year is capped at 500% of base salary. The performance target for 2005 was exceeded by 22%, resulting in a bonus payment to Mr. DeFeo of 188% of base salary or $1,551,000.

Mr. DeFeo participates in the 2003 Stock Option Plan and the Stock Award Plan. All performance targets for vesting under these equity plans in 2005 were achieved and were approved by the Compensation Committee in the first quarter of 2006. He currently has: 306,284 shares of performance-based stock options vested and 612,569 of such shares unvested; 204,220 time-based stock options vested and 408,348 of such options unvested; and 204,219 shares of restricted performance stock vested and 408,439 of such shares unvested.

Mr. DeFeo participates in the Retirement Plan and the Deferred Plan. The cost of these benefits to the Company in 2005 was $116,700.

Mr. DeFeo receives other benefits pursuant to his employment agreement including a car allowance, the payment of term life insurance premiums, reimbursement of country club and athletic club dues and financial planning services. The cost of these other benefits to the Company in 2005 was $62,419. See “Certain Executive Arrangements” below, for additional information concerning the terms of Mr. DeFeo’s employment, including information relating to compensation in the event of a change in control or termination.

Deductible Compensation of Officers

The Compensation Committee has considered the potential effects on the Company’s executive compensation programs of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility by public companies of compensation to certain executives in excess of $1,000,000. The limitations do not apply to qualified performance-based compensation, provided that certain conditions are satisfied. The Company’s Incentive Bonus Plan, the Stock Award Plan and the 2003 Stock Option Plan have been designed, and it is the Compensation Committee’s intention to administer these plans, so that the awards made under the plans qualify as performance-based compensation. However, in order to maintain flexibility in compensating executive officers and to attract needed leadership or address retention issues in exceptional circumstances, a policy that all compensation must be deductible has not been adopted, and the Compensation Committee believes that such a policy may not be in the best interests of the Company or its shareholders.

March 24, 2006

The Compensation and Stock Option Committee:

Herbert M. Baum, Chair
R. Jeffrey Harris
Todd D. Robichaux
Nick White

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table details the total compensation paid to our Chief Executive Officer and each of our four most highly compensated executive officers in 2005 who served the Company on December 31, 2005 (collectively, “Named Executive Officers”) for services rendered to the Company for each of the last three years.

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards(1)(2) ($)	Securities Underlying Options/SARs (#)	All Other Compensation(3) ($)
Neil P. DeFeo	2005	825,000	1,551,000	62,419	(4)	6,566,729	—	116,700
Chairman, President, and	2004	206,250	300,000	—		—	1,531,421	233,490
Chief Executive Officer	2003	—	—	—		—	—	—

Kris J. Kelley	2005	330,000	434,300	193,425	(5)	1,393,600	—	42,371
Executive Vice President and	2004	79,423	70,200	—		—	340,000	—
Chief Financial Officer	2003	—	—	—		—	—	—

James S. Cook	2005	297,000	378,400	—		107,000	40,000	49,435
Senior Vice President,	2004	307,730	202,800	—		—	25,000	37,040
Operations	2003	287,385	70,000	—		—	15,000	46,034

Perry R. Beadon	2005	236,519	295,300	—		643,200	190,000	16,396
Senior Vice President,	2004	—	—	—		—	—	—
Global Sales	2003	—	—	—		—	—	—

Paul E. Yestrumskas	2005	230,000	270,500	—		56,710	14,800	39,841
Vice President, General Counsel	2004	230,538	142,400	—		—	20,000	31,944
and Secretary	2003	213,615	50,000				13,000	32,981

(1)	The values of restricted performance-based stock in the table are calculated on the grant date by multiplying the number of shares of Common Stock awarded by the closing price of the Common Stock. In accordance with their employment agreements Messrs. DeFeo, Kelley and Beadon were awarded restricted performance stock that vests in three equal installments on the last day of fiscal years 2005, 2006 and 2007, provided the executive remains employed and that the Company attains established performance targets. If the Company attains at least 90% of the performance target for any fiscal year, 50% of the annual vesting portion will vest, and up to 100% of the annual vesting portion will vest if 100% or more of the target is met. The Compensation Committee must approve the performance criteria attainment in order for any award to vest. Such approval is generally given during the fiscal quarter following attainment. As part of their annual equity compensation grants, Mr. Cook was awarded 10,000 shares and Mr. Yestrumskas was awarded 5,300 shares. Their restricted performance-based stock vests in three equal installments on the last day of the fiscal first quarter of each of the years 2006, 2007 and 2008 provided the executive remains employed and the Company attains established performance targets. If the Company attains at least 90% of the performance target for any fiscal year, 50% of the annual vesting portion will vest, for performance between 90% and 100% of target the bonus is calculated using straight-line interpolation, and 100% of the annual vesting portion will vest if 100% or more of the target is met. The Compensation Committee must approve the performance criteria attainment in order for any award to vest.

(2)	As of December 31, 2005 the number and aggregate value of the restricted performance-based stock held by the Named Executive Officers was: Mr. DeFeo’s 612,568 shares valued at $8,373,804; Mr. Kelley’s 130,000 shares valued at $1,777,100; Mr. Cook’s 10,000 shares valued at $136,700;

Mr. Beadon’s 60,000 shares valued at $820,200, and Mr.Yestrumskas’ 5,300 shares valued at $72,451. There are no voting rights or dividends paid on these shares prior to vesting.

(3)	Represents employer contribution to the Retirement Plan and the Deferred Plan. In 2004, Mr. DeFeo’s other compensation included a one-time payment to cover expenses associated with the wind-down of his previous business office.

(4)	Includes a car allowance of $25,000 and the payment of term life insurance premiums and related tax gross-up of $16,832.

(5)	Includes relocation expenses and related tax gross-up payments of $174,671.

Stock Options

Option Grants During Fiscal Year 2005

The following table provides information related to options granted to our Named Executive Officers during fiscal year 2005. Mr. DeFeo and Mr. Kelley received no option grants in 2005, as they received option grants in conjunction with the commencement of their employment in October 2004. Mr. Beadon’s options were issued in conjunction with the commencement of his employment in January 2005 and Mr. Cook’s and Mr. Yestrumskas’ options were issued as part of their annual equity compensation grants. No SARs were granted during the year.

	Individual Grants
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Options / SARs Granted (#)		% of Total Options / SARs Granted to Employees in Fiscal Year	Exercise Price ($)(1)	Expiration Date	5% ($)	10% ($)
Neil P. DeFeo	—		—	—	—	—	—
Kris J. Kelley	—		—	—	—	—	—
Perry R. Beadon	190,000	(3)	14.3%	7.72	1/14/15	922,463	2,337,702
James S. Cook	40,000	(4)(5)	3.0%	10.59	6/14/15	266,400	675,109
Paul E. Yestrumskas	14,800	(4)(5)	1.1%	10.59	6/14/15	98,578	249,791

(1)	The exercise price was equal to the fair market value of the Common Stock on the date of grant.

(2)	The potential realizable value portion illustrates value that might be realized upon the exercise of the options immediately prior to the expiration of their term. The potential realizable value assumes our Common Stock price will grow at the specified compounded rates of appreciation over the term of the options. Assumed rates of appreciation are not necessarily predictive of future stock performance and performance targets are achieved as described below.

(3)	Of the options held by Mr. Beadon, 63,333 options are exercisable in one-third installments at the end of fiscal years 2005, 2006 and 2007, provided he remains employed by the Company and 126,667 options are exercisable in three equal installments at the end of each of fiscal years 2005, 2006 and 2007, provided he remains employed by the Company and the Common Stock attains share price targets of $9.50, $12.00 and $14.50, respectively, as determined by the average daily closing share price of the Common Stock during the last quarter of that fiscal year, and pending validation of performance attainment by the Compensation Committee. For additional discussion of this type of option, see Equity Incentives within the Compensation Committee Report.

(4)	One-third of these options that were granted to the Named Executive Officers are time-based options, exercisable starting 12 months after the grant date. One-third of those shares are exercisable at that time and an additional one-third of those options will be exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date.

(5)	Two-thirds of these options that were granted to these Named Executive Officers are performance-based options, exercisable at the end of the Company’s first fiscal quarter of 2006, 2007 and 2008 provided certain PVM measures are attained. For additional discussion of this type of option, see Equity Incentives within the Compensation Committee Report.

Option Exercises and Fiscal Year-End Values

The following table provides information related to options exercised by our Named Executive Officers during fiscal 2005 and unexercised options held by them on December 31, 2005. No SARs have been granted pursuant to the Plan.

			Number of Unexercised Options / SARs on December 31, 2005 (#)			Value of Unexercised In-the-Money Options / SARs on December 31, 2005 ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable			Exercisable/ Unexercisable
Neil P. DeFeo	—	—	204,190	/	1,327,231	1,496,713	/	9,728,603
Kris J. Kelley	—	—	37,779	/	302,221	272,831	/	2,182,569
James S. Cook	70,000	141,500	168,334	/	61,666	413,040	/	244,170
Perry R. Beadon	—	—	—	/	190,000	—	/	1,130,500
Paul E. Yestrumskas	25,000	74,253	133,334	/	32,466	321,213	/	144,376

(1)	The closing price of our Common Stock as reported by the NYSE on December 30, 2005 (the last trading day of fiscal year 2005) was $13.67.

Information About Our Equity Compensation Plans

The following table summarizes information about the 2003 Stock Option Plan and the Stock Award Plan. This information is as of December 31, 2005.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by shareholders:
2003 Stock Option Plan	5,849,048	$7.43	2,813,061
Stock Award Plan(1)			2,949,092

(1)	As of December 31, 2005 the Company has issued 1,050,908 shares of unvested restricted stock and performance restricted stock under this plan.

Stock Performance Graph

The following graph compares the performance of our Common Stock to the performance of the Standard & Poor’s Stock MidCap 400 Index (“S&P MidCap 400”), the SmallCap 600 Index (“S&P SmallCap 600”) and a weighted composite index of certain peer companies (the “Peer Index”) selected by us, on a fiscal year basis for the period beginning on December 30, 2000 through December 31, 2005 (the “Performance Period”). The comparison assumes $100.00 was invested on December 30, 2000 in our Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The total return for our Common Stock was a gain of 42% during the Performance Period as compared with a total return during the same period for the Peer Index of 52.5% for the S&P MidCap 400 of 51.1% and for the S&P SmallCap 600 of 66.7%. In late 2005, the Company was added to the S&P SmallCap 600 Index. The comparisons in the chart below are provided in response to SEC disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of our Common Stock.

The Peer Index is comprised of the following companies: Alberto-Culver Company, Church & Dwight Co., Newell Rubbermaid, Inc., Chattem Inc., and Helen of Troy Limited. The returns for each issuer within the Peer Index have been weighted according to the issuer’s respective stock market capitalization at the beginning of the period presented. We selected the issuers that comprise the Peer Index on the basis that each had lines of business and/or stock market capitalization comparable to ours.

Certain Executive Arrangements

The Company’s Named Executive Officers all participate in various employment agreements, termination of employment agreements, and change of control arrangements as outlined below.

Mr. DeFeo

The Company entered into an employment agreement with Neil P. DeFeo for his service as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors. The term of his employment agreement began October 2, 2004 and continues until December 29, 2007, after which the term is automatically extended for additional one-year periods unless either party gives the other 180 days’ notice of non-renewal. Mr. DeFeo is entitled to an annualized base salary of at least $825,000. Mr. DeFeo is eligible for an annual cash bonus based on Company performance under the Incentive Bonus Plan. Under his employment agreement, if the Company’s performance is less than 90% of target (as approved annually by the Compensation Committee) no bonus is paid; if performance is 90% of target, the bonus is 50% of base salary; if performance is 100% of target, the bonus is 100% of base salary; and if performance is 125% of target, the bonus is 200% of base salary. For performance between 90% and 100% of target, Mr. DeFeo’s bonus is calculated using straight-line interpolation. For performance between 100% and 125% of target, the bonus will equal 100% of base salary plus 4% of base salary for each whole percentage point by which actual performance exceeds target. If the Company’s performance exceeds 125% of target, the total bonus is 200% of base salary plus an additional 4% of base salary for each whole percentage point over 125% of target. However, the portion of the bonus that is in excess of 200% of base salary is not earned until the last day of the fiscal year following the fiscal year to which the excess portion relates, and will only be earned and payable if the Company’s performance for such subsequent fiscal year is at least 90% of the performance for the fiscal year for which the excess bonus was calculated. The bonus for any fiscal year is capped at 500% of base salary.

Mr. DeFeo is entitled to welfare, tax-deferred savings, and other retirement benefits on terms no less favorable than those available to other senior managers of the Company. He is also entitled to certain fringe benefits as described in his employment agreement. Mr. DeFeo’s employment agreement provides for a one-time award of unrestricted shares of Common Stock if a Change in Control occurs on or prior to December 29, 2007. The award would represent 1% of the outstanding Common Stock on a fully diluted basis on the date of grant and would be granted immediately prior to the Change in Control. Mr. DeFeo must be employed on the date of the Change in Control to receive the stock award. In addition any outstanding unvested options or restricted stock will fully vest on a Change in Control, but only to the extent that they have not otherwise been terminated or forfeited. A Change in Control means the first to occur of any of the following: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the voting stock of the Company (ii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any person or group, or (iii) a change in the composition of the Board occurring within a rolling 24-month period, as a result of which fewer than a majority of the directors are “Incumbent Directors.”

The employment agreement also provides that Mr. DeFeo is entitled to a gross-up payment to make him whole, on an after-tax basis, if any excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, are imposed on any payment by the Company to or for the benefit of Mr. DeFeo. However, if the aggregate value of amounts payable to Mr. DeFeo does not exceed 105% of the greatest amount that could be paid to Mr. DeFeo without triggering the excise tax, then no gross-up payment will be made to Mr. DeFeo and the payments to be made to Mr. DeFeo will be reduced accordingly.

If Mr. DeFeo’s employment is terminated by the Company without “cause” or by Mr. DeFeo for “good reason” (as defined in Mr. DeFeo’s employment agreement), then Mr. DeFeo is entitled to receive: (i) a prorated annual cash bonus determined at 100% target; (ii) any excess bonus carried over from a previous fiscal year, provided that Company performance for the fiscal year of termination is at least 90% of Company performance for the prior fiscal year (the “Severance Excess Bonus”); (iii) continued medical and dental coverage for 18 months after termination or, if earlier, until Mr. DeFeo is eligible for comparable benefits from any other source; and, (iv) an amount, payable over the 18-month period following the termination, equal to (a) 18 months of Mr. DeFeo’s base salary, plus (b) the product of 1.5 times Mr. DeFeo’s Average Bonus (as defined below). If Mr. DeFeo’s employment is terminated by the Company without Cause or by Mr. DeFeo for Good Reason within one year following a Change in Control, in lieu of receiving the amounts set forth in clause (iv) above, Mr. DeFeo is entitled to receive a lump sum payment equal to the sum of (a) 36 months of his base salary and (b) the product of three times his Average Bonus. The Average Bonus will be (i) for a termination in fiscal year 2006, the bonus actually paid to Mr. DeFeo for fiscal year 2005; and, (ii) for a termination during a fiscal year subsequent to fiscal year 2006, the average of the bonuses paid to Mr. DeFeo in the two fiscal years preceding termination. All amounts payable to Mr. DeFeo in connection with his termination of employment are conditional upon the parties’ execution of a release of claims.

If Mr. DeFeo’s employment is terminated due to death or disability, he, or his estate, as applicable, is generally entitled to a prorated cash bonus determined at 100% of target, the Severance Excess Bonus, and to the base salary through the end of the month in which the termination occurs.

During Mr. DeFeo’s employment and for 18 months thereafter, Mr. DeFeo is subject to restrictions on competition, solicitation of Company employees, customers, suppliers, licensees and interfering with the business of the Company.

Mr. Kelley

The Company entered into an employment agreement, as amended December 9, 2004, with Kris J. Kelley for his service as the Company’s Chief Financial Officer. The term of his employment agreement began October 2, 2004 and continues until December 29, 2007, after which the term is automatically extended for additional one-year periods unless either party gives the other 60 days’ notice of non-renewal. Mr. Kelley is entitled to an annualized base salary of at least $310,000. Mr. Kelley is eligible for an annual cash bonus based on Company performance under the Incentive Bonus Plan. Under his employment agreement, if the Company’s performance is less than 90% of target (as approved annually by the Compensation Committee) no bonus is paid, if performance is 90% of target, the bonus is 35% of base salary; if performance is 100% of target, the bonus is 70% of base salary; and if performance is 125% of target, the bonus is 140% of base salary. For performance between 90% and 100% of target, Mr. Kelley’s bonus is calculated using straight-line interpolation. For performance between 100% and 125% of target, the bonus will equal 70% of base salary plus 2.8% of base salary for each whole percentage point by which actual performance exceeds target. If the Company’s performance exceeds 125% of target, the total bonus payable will equal 140% of base salary plus an additional 2.8% of base salary for each whole percentage point over 125% of target. However, the portion of the bonus that is in excess of 140% of base salary is not earned until the last day of the fiscal year following the fiscal year to which the excess portion relates, and will only be earned and payable if the Company’s performance for such subsequent fiscal year is at least 90% of the performance for the fiscal year for which the excess bonus was calculated. The bonus for any fiscal year is capped at 300% of base salary.

Mr. Kelley is entitled to welfare, tax-deferred savings, and other retirement benefits on terms no less favorable than those available to other Company senior executives. The Company will also reimburse Mr. Kelley for reasonable and customary relocation and moving expenses incurred in connection with his relocation, if any, to the Westport, Connecticut area and an amount to cover additional taxes associated with the reimbursement, of which $174,671 was paid in 2005.

Mr. Kelley’s employment agreement provides for a one-time award of 130,000 unrestricted shares of Common Stock. If, generally, a Change in Control occurs on or prior to December 29, 2007, the award would be granted immediately prior to the Change in Control. Mr. Kelley must be employed on the date of the Change in Control to receive the stock award. In addition any outstanding unvested options or restriced stock will fully vest on a Change in Control, but only to the extent that they have not otherwise been terminated or forfeited. A Change in Control (subject to the same limitations) is defined as described above for Mr. DeFeo.

The employment agreement also provides Mr. Kelley with the same tax gross-up payment (subject to the same limitations) provided to Mr. DeFeo as described above and subjects him to the same post termination restrictions on competition, solicitation of Company employees, customers, suppliers, licensees, interfering with the business of the Company. Mr. Kelley is also bound by standard obligations not to disclose Company confidential information.

If Mr. Kelley’s employment is terminated by the Company without “cause” or by Mr. Kelley for “good reason,” then Mr. Kelley is entitled to receive: (i) a prorated cash bonus determined at 100% target, (ii) continued medical and dental coverage for 12 months after termination or, if earlier, until Mr. Kelley is eligible for comparable benefits from any other source; and (iii) an amount, payable over the 12-month period following the termination, equal to (a) 12 months of Mr. Kelley’s base salary, plus (b) Mr. Kelley’s Average Bonus (as defined below). If Mr. Kelley’s employment is terminated by the Company without Cause or by Mr. Kelley for Good Reason within one year following a Change in Control, in lieu of receiving the amounts set forth in clause (iii) above, Mr. Kelley is entitled to receive a lump sum payment equal to the sum of (a) 24 months of his base salary and (b) the product of two times his Average Bonus. The Average Bonus will be (i) for a termination in fiscal year 2006, the bonus actually paid to Mr. Kelley for fiscal year 2005; and (ii) for a termination during a fiscal year subsequent to fiscal year 2006, the average of the bonuses paid to Mr. Kelley in the two fiscal years preceding termination. All amounts payable to Mr. Kelley in connection with his termination of employment are conditioned on his execution of a release of claims.

If Mr. Kelley’s employment is terminated due to death or disability, he, or his estate, as applicable, is generally entitled to a prorated bonus and his base salary through the end of the month in which the termination occurs.

Mr. Cook

On June 16, 2005, the Company entered into a Change in Control Stock Award Agreement with James S. Cook, who is Senior Vice President, Operations. This agreement entitles Mr. Cook, contingent upon his continued employment with the Company, to receive, immediately prior to a Change in Control (as defined in the Stock Award Plan) that occurs (i) prior to May 31, 2006, or (ii) prior to May 31, 2007, as applicable, 50,000 or 40,000, respectively, fully vested unrestricted shares of Common Stock pursuant to the Stock Award Plan. If there is no Change in Control, or if Mr. Cook’s employment ends for any reason prior to May 31, 2006 or May 31, 2007, as applicable, no shares of Common Stock will be awarded to Mr. Cook.

Other Agreements

Each of Messrs. Beadon, Cook and Yestrumskas have an agreement with respect to termination of their employment. In the event their employment is terminated without cause, they are entitled to receive one year’s salary and bonus. Additionally, in the event of a Change in Control, each of Messrs. Cook and Yestrumskas is entitled to receive a one-time payment equal to his highest annual bonus received in the last three fiscal years, whether or not employment is terminated.

Compensation Committee Interlocks and Insider Participation

None.

AUDIT COMMITTEE REPORT

In accordance with its charter, the Audit Committee assists the Board in carrying out its oversight of:

•	the integrity of the relevant financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent registered public accountants’ qualifications and independence; and

•	the performance of the Company’s internal audit functions and independent registered public accountants.

Management has primary responsibility for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements. The Company’s independent registered public accountants are responsible for performing an independent audit of those financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The Audit Committee is responsible for monitoring and overseeing the financial reporting process, the preparation of consolidated financial statements and for supervising the relationship between the Company and its independent registered public accountants, as well as reviewing the Company’s systems of internal controls and compliance with the Company’s Code of Business Conduct and Ethics. The Audit Committee has met and held discussions with management of the Company and its independent registered public accountants. In this context, management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

In addition, the Committee performed the following activities:

(i)	Reviewed and discussed the Company’s unaudited quarterly financial statements and audited annual financial statements for the fiscal year ended December 31, 2005 with management and KPMG LLP, the Company’s independent registered public accountants prior to their issuance;

(ii)	Discussed with KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees”, as modified or supplemented; and

(iii)	Received the written disclosure and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees”, as modified or supplemented, and discussed with KPMG LLP the firm’s independence.

The Audit Committee has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining the independence of KPMG LLP.

Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Committee’s review of the representations of management and the report of the independent registered public accountants to the Committee, the Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.

March 24, 2006

The Audit Committee:

C. Ann Merrifield, Chair
Michael R. Eisenson
Ronald B. Gordon
Susan R. Nowakowski

Fees of Independent Registered Public Accounting Firm

KPMG LLP served as our independent registered public accountants for fiscal 2005 and 2004. The following table presents the audit fees billed for and related to audit, tax and all other fees billed in each fiscal year.

	2005	2004
Audit fees(1)	$1,563,350	$1,792,500
Audit related fees(2)	3,500	—
Tax fees(3)	—	80,500
Other fees(4)	—	500
Total fees	$1,566,850	$1,873,500

(1)	Audit fees include fees for the audit of our consolidated financial statements, including the audit of management’s assessment of internal controls over financial reporting as part of compliance with Section 404 of the Sarbanes-Oxley Act of 2002, which was effective in 2005, interim reviews of our quarterly financial statements, audit services provided in connection with required statutory audits of certain of our subsidiaries and branch offices, consents and other services related to SEC matters.

(2)	Audit related services represents agreed upon procedures performed as required for the Company’s Canadian subsidiary employee benefit plans.

(3)	Tax fees consist of fees for tax consultation and tax compliance services.

(4)	Other fees represent miscellaneous charges not included in any other category.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

Under the policy, pre-approval is generally provided for work associated with due-diligence for potential acquisitions or disposals, attest services not required by statute or regulation, statutory or other financial audit services for non-U.S. subsidiaries, tax compliance and tax planning, internal control reviews and assistance with internal control reporting requirements.

All fees were pre-approved in accordance with the Audit Committee pre-approval policy. The Audit Committee considered and concluded that the provision of those services by KPMG LLP was compatible with the maintenance of the independent registered public accountants’ independence in conducting auditing functions.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The public accounting firm of KPMG LLP has audited our financial statements since 1986 and the Audit Committee of our Board of Directors has selected to utilize their services again for the fiscal year ending December 30, 2006. A resolution will be presented to the meeting to ratify the appointment of KPMG LLP as independent registered public accountants to audit our consolidated financial statements for the fiscal year ending December 30, 2006, and to perform other appropriate accounting services. Representatives of KPMG LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions asked by shareholders.

If our shareholders do not ratify the selection of KPMG LLP by a favorable vote of a majority of our Common Stock present in person or by proxy at the Annual Meeting, the Audit Committee of the Board will reconsider the selection of independent accountants. In determining whether this item has received the required number of favorable votes, abstentions and broker non-votes will have the same effect as votes against ratification.

Our Board Of Directors Recommends You Vote FOR Ratification Of The Selection Of KPMG LLP.

OTHER MATTERS

Our Board of Directors and our management know of no other matters to be brought before the Annual Meeting. If other matters should arise at the Annual Meeting, shares of our Common Stock represented by proxies will be voted at the discretion of the proxy holder.

SHAREHOLDER PROPOSALS AND NOMINATIONS
FOR 2007 ANNUAL MEETING

If you intend to present a proposal (other than with respect to the election of directors) at the 2007 Annual Meeting and want your proposal to be included in the proxy statement for that meeting, you must submit your proposal in writing to the Secretary of the Company, at our address listed on the first page of this proxy statement. The proposal must be received on or before December 16, 2006, or, if the date of the 2007 Annual Meeting is changed by more than 30 calendar days from May 15, your proposal must be received a reasonable time before the solicitation is made.

In addition, the form of proxy issued with our 2007 proxy statement will confer discretionary authority to vote for or against any proposal made by a shareholder at the 2007 Annual Meeting and which is not included in our proxy statement. However, under the rules of the SEC, such discretionary authority may not be exercised if the shareholder proponent has given the Secretary of the Company notice of such proposal prior to March 1, 2007 and certain other conditions provided for in the SEC’s rules have been satisfied.

In addition, if you intend to nominate any person for election as a director at the 2007 Annual Meeting you must make your nomination by written notice given by or on behalf of a shareholder of record (the “Notice of Nomination”). The Notice of Nomination must be received at our principal executive office, addressed to the attention of the Secretary, no later than 10 days after the first date of public disclosure by us of the date of the Annual Meeting or special meeting of shareholders. Public disclosure will be deemed to be first made when disclosure of the date of the Annual Meeting or special meeting of shareholders is first made in a press release or in a document publicly filed by us with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act. The Notice of Nomination will detail (i) your name and address, assuming you are the person proposing to make nominations; (ii) the class and number of shares of capital stock held of record by you, held beneficially and represented by proxy as of the record date for the meeting and as of the date of your Notice of Nomination; (iii) all information regarding each shareholder nominee that would be required to be listed in a definitive proxy statement filed with the Commission pursuant to Section 14 of the Exchange Act, and the written consent of each shareholder nominee to serve if elected; and, (iv) all other information that would be required to be filed with the SEC if the person proposing such nominations were a participant in a solicitation subject to Section 14 of the Exchange Act or any successor thereto. The chair of the meeting shall, if the facts warrant, determine and declare to the meeting that any proposed nomination of a shareholder nominee was not made in accordance with the proper procedures and, if so determined, shall declare to the meeting that the defective nomination will be disregarded.

April 13, 2006

By Order of the Board of Directors

Paul E. Yestrumskas
Vice President, General Counsel and Secretary